Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Warner Bros. Discovery, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Other	Deferred Compensation Obligations (1)	Rule 457(h)	$250,000,000	100%	$250,000,000 (2)	0.00015310	$38,275

Total Offering Amounts					$250,000,000		$38,275

Total Fee Offsets (3)							$0

Net Fee Due							$38,275

(1)
The Deferred Compensation Obligations to which this registration statement relates arise under the Warner Bros. Discovery Supplemental Retirement Plan, as amended and restated (the “Plan”), and are unsecured general obligations of the Registrant to pay up to $250,000,000 of deferred compensation from time to time in the future pursuant to compensation deferral elections made by participants in the Plan in accordance with the terms of the Plan.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The amount of Deferred Compensation Obligations registered is based on the amount of compensation participants may defer under the Plan.

(3)	The Registrant does not have any fee offsets.